UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007

BE AEROSPACE, INC.

(Exact name of registrant as specified in charter)

DELAWARE	0-18348	06-1209796
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification No.)

1400 Corporate Center Way, Wellington, Florida		33414
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 27, 2007, the Compensation Committee of BE Aerospace, Inc. (the “Company”) approved amendments to the employment agreements with Michael Baughan, Amin J. Khoury and Thomas P. McCaffrey in the manner described below.  In addition, the Compensation Committee approved amendments to the vesting schedule of all outstanding restricted stock awards in the manner described below.

Amendment to Employment Agreement with Michael Baughan. On January 1, 2006, Mr. Baughan was promoted to the position of President and COO of the Company. At that time, the Compensation Committee agreed that if Mr. Baughan’s performance in 2006 was in line with the Company’s expectations and specified goals it would review the terms of his employment contract during 2007. During the first quarter of 2007 the Compensation Committee determined that Mr. Baughan’s 2006 performance was consistent with its expectations and as a result approved amendments to the terms of Mr. Baughan’s employment agreement to reflect current market conditions, provide enhanced retention benefits and more closely align with the benefits provided to Messrs. Khoury and McCaffrey as follows:

•

Mr. Baughan’s contract will have a rolling three-year term so that the term extends through three years from any date as of which the term is being determined. Previously Mr. Baughan’s contract expired on December 31, 2007 and automatically renewed annually thereafter unless either the Company or Mr. Baughan provided 90 days’ prior written notice.

•

Beginning in 2007, Mr. Baughan will receive an annual retirement compensation contribution to a grantor trust established for his benefit in an amount equal to 50% of his average annual salary for the preceding three-year period. The retirement contributions will vest in full on April 26, 2012. Vesting of the accrued retirement contributions will accelerate upon the termination of Mr. Baughan’s employment due to his death, disability or by the Company without cause. Previously Mr. Baughan was not entitled to any retirement compensation contributions.

•

Mr. Baughan’s named beneficiary will receive a $1.5 million death benefit upon his death during or after his employment. The Company has fully funded this death benefit with a single payment whole life insurance policy. The terms of the death benefit agreement are substantially similar to the arrangements in place with Messrs. Khoury and McCaffrey.

In all other material respects, the terms of Mr. Baughan's employment agreement remain unchanged. Terms of his employment agreement (as amended) are described in the Company’s proxy statement, filed with the Securities and Exchange Commission on April 27, 2007.

2007 Change in Vesting Schedule of Restricted Stock Awards. On April 27, 2007, the Compensation Committee approved amendments to the vesting schedule of all outstanding restricted stock awards held by employees and non-employee directors. As a result of these amendments, all outstanding awards will vest ratably over a four year period from the date of grant with the exception of the shares of restricted stock awards to Robert A. Marchetti on November 15, 2006 which will vest ratably over two years. Previously, 50% of each award would have vested on the second anniversary of the grant date and

25% would have vested on each of the third and fourth anniversaries (and 100% of the grant to Mr. Marchetti would have vested on the second anniversary). In making these amendments, the Compensation Committee determined that delaying vesting until the second anniversary served as a disincentive for the Company’s managers who had historically received grants of stock options that vested on an annual basis. Consequently, the Compensation Committee determined that the new vesting schedule would improve employee retention objectives. Moreover, modifying the vesting schedule for all outstanding awards furthered the Compensation Committee’s goal of retaining a consistent approach to the vesting of all restricted stock awards.

In all other material respects, the terms of the outstanding restricted stock awards remain unchanged.

Amendment to Employment Agreement with Amin J. Khoury. Under his existing contract, if Mr. Khoury’s employment terminates for any reason within three years following a change of control, he will be entitled to a lump-sum severance payment equal to one time his annual base salary. Moreover, if his employment is involuntarily terminated by the Company for any reason other than death or incapacity prior to, or more than three years following, a change of control, he is entitled to a lump-sum amount equal to one times his annual base salary plus the salary, annual retirement contribution and certain other benefits he would have received had he remained employed through the remaining term of his agreement. Pursuant to the amendments approved on April 27, 2007, if Mr. Khoury’s employment terminates contemporaneously with the closing of a Change of Control transaction, he will receive a lump-sum severance payment equal to his annual base salary. If his employment is not terminated contemporaneously with the closing of a Change of Control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment, including a termination for good reason, he will be entitled to the payments and benefits set forth in his employment agreement.

Amendment to Employment Agreement with Thomas P. McCaffrey. Under his existing contract, if Mr. McCaffrey’s employment is terminated by the Company without cause or Mr. McCaffrey resigns for good reason (each as defined in the employment agreement) within three years following a change of control, he will be entitled to a lump-sum severance payment equal to two times his annual base salary. Moreover, if his employment is terminated by the Company without cause or Mr. McCaffrey resigns for good reason prior to, or more than three years following, a change of control, he is entitled to a lump-severance amount equal to two times his annual base salary plus the salary, annual retirement contribution and certain other benefits he would have received had he remained employed through the remaining term of his agreement. Pursuant to the amendments approved on April 27, 2007, if Mr. McCaffrey’s employment is terminated without cause contemporaneously with the closing of a Change of Control transaction, he will receive a lump-sum severance payment equal to two times his annual base salary and certain other benefits. If his employment is not terminated contemporaneously with the closing of a Change of Control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment, including a termination of employment for good reason, he will be entitled to the payments and benefits set forth in his agreement.

In all other material respects, the terms of the employment contracts of Messrs. Khoury and McCaffrey remain unchanged. Terms of the employment agreements (as amended) are described in the Company’s proxy statement, filed with the Securities and Exchange Commisssion on April 27, 2007.

Resignation of David C. Hurley.  On April 27, 2007, David C. Hurley, a member of the Board of Directors of the Company since 2003, notified the Company of his decision to resign from the Board effective April 27, 2007. Mr. Hurley also served on the Audit Committee. The Company wishes to recognize and thank Mr. Hurley for his significant contributions and services as a member of the Board.

The Company does not currently intend to fill the vacancy created by Mr. Hurley’s resignation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BE AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	Senior Vice President of Administration and Chief Financial Officer

Date:	May 3, 2007